Exhibit 10.2

CUSIP Numbers:

Deal:  650112AC9

Revolving Commitment:  650112AD7

CREDIT AGREEMENT*

Dated as of June 21, 2006

among

THE NEW YORK TIMES COMPANY,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Joint Lead Arranger and Joint Book Manager,

J.P. MORGAN SECURITIES INC.

as Joint Lead Arranger and Joint Book Manager,

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

and

THE BANK OF NEW YORK

and

SUNTRUST BANK,

as Co-Syndication Agents

*Restated to reflect Amendment No. 1 dated as of September 7, 2006.

i

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	42

5.01	Existence; Qualification and Power	42
5.02	Authorization; No Contravention	42
5.03	Governmental Authorization; Other Consents	42
5.04	Binding Effect	43
5.05	Financial Statements; No Material Adverse Effect	43
5.06	Litigation	43
5.07	Use of Proceeds	43
5.08	Ownership of Property; Liens	43
5.09	Taxes	43
5.10	Subsidiaries	44
5.11	ERISA Compliance	44
5.12	Investment Company Act	44

ARTICLE VI.	AFFIRMATIVE COVENANTS	44

6.01	Financial Statements	44
6.02	Taxes and Claims	47
6.03	Insurance	47
6.04	Maintenance of Existence; Conduct of Business	47
6.05	Maintenance of Properties	47
6.06	Access to Books and Inspection	47
6.07	Compliance with Applicable Laws	48
6.08	Litigation	48
6.09	ERISA	48
6.10	Notice	48
6.11	Change in Business	49
6.12	Change of Control	49
6.13	Dividends, Etc.	49

ARTICLE VII.	NEGATIVE COVENANTS	49

7.01	Limitation on Liens and Guarantees	50
7.02	Disposition of Assets, Consolidation or Merger	50
7.03	Minimum Stockholders’ Equity	50

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	50

8.01	Events of Default	50
8.02	Remedies Upon Event of Default	53
8.03	Application of Funds	53

ARTICLE IX.	ADMINISTRATIVE AGENT	55

9.01	Appointment and Authorization of Administrative Agent	55
9.02	Delegation of Duties	55
9.03	Liability of Administrative Agent	55
9.04	Reliance by Administrative Agent	56

9.05	Notice of Default	56
9.06	Credit Decision; Disclosure of Information by Administrative Agent	57
9.07	Indemnification of Administrative Agent	57
9.08	Administrative Agent in its Individual Capacity	58
9.09	Successor Administrative Agent	58
9.10	Administrative Agent May File Proofs of Claim	59
9.11	Other Agents; Arrangers and Managers	59

ARTICLE X.	MISCELLANEOUS	60

10.01	Amendments, Etc.	60
10.02	Notices and Other Communications; Facsimile Copies	61
10.03	No Waiver; Cumulative Remedies	63
10.04	Attorney Costs, Expenses and Taxes	63
10.05	Indemnification by the Borrower	63
10.06	Payments Set Aside	64
10.07	Successors and Assigns	64
10.08	Confidentiality	69
10.09	Set-off	69
10.10	Interest Rate Limitation	69
10.11	Counterparts	70
10.12	Integration	70
10.13	Survival of Representations and Warranties	70
10.14	Severability	70
10.15	Tax Forms	71
10.16	Governing Law	72
10.17	Waiver of Right to Trial by Jury	73
10.18	No Advisory or Fiduciary Responsibility	73
10.19	USA PATRIOT Act Notice	74
10.20	Waiver of Notice of Termination Under Existing Credit Agreement	74

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.09	Actions, Proceedings and Claims with Respect to Taxes
5.10	Subsidiaries
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.07	Processing and Recordation Fees

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Opinion Matters
G	Extension Request

CREDIT AGREEMENT*

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 21, 2006, among THE NEW YORK TIMES COMPANY, a New York corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Book Manager, J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Book Manager, JPMORGAN CHASE BANK, N.A., as Documentation Agent, and THE BANK OF NEW YORK and SUNTRUST BANK, as Co-Syndication Agents.

The Borrower has requested that the Lenders provide a revolving credit facility and a swing line subfacility and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

* Restated to reflect Amendment No. 1 dated as of September 7, 2006.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s	Eurodollar Rate Margin	Base Facility Fee	Utilization Fee (if > 50% drawn)
1	>AA/A3	0.150%	0.050%	0.050%
2	A/A2	0.140%	0.060%	0.050%
3	A-/A3	0.185%	0.065%	0.050%
4	BBB+/Baa1	0.270%	0.080%	0.100%
5	BBB/Baa2	0.350%	0.100%	0.100%
6	<BBB-/Baa3	0.375%	0.125%	0.100%

“Debt Rating” means, as of any date of determination, the rating then in effect as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured medium-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc. in their capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonably allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Financials” means the Consolidated Statements as at, and for the fiscal year ended, December 25, 2005, including the notes thereto, with the opinion thereon of Deloitte & Touche LLP, heretofore furnished to the Lenders.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease Obligation” means any lease obligation which, in accordance with GAAP (including, without limitation, Statement of Financial Accounting Standards No. 13), has been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“College Point Project” means the printing facility at College Point, Queens.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Statements” means the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries, including the notes thereto.

“Consolidated Subsidiary” means any Subsidiary which in accordance with GAAP shall be consolidated with the Borrower in any consolidated financial statements furnished to the Lenders.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corporation” means the Borrower or any of its Consolidated Subsidiaries.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 1% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 1% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 1% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of their respective Subsidiaries resulting from or based upon, in whole or in part, (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

 “Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” means that certain Amended and Restated Multi-Year Credit Agreement dated as of June 22, 2001, as extended and as amended, restated, supplemented or otherwise modified from time to time, among the Borrower, Bank of America, N.A., as agent, and a syndicate of lenders.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 2, 2006, among the Borrower, the Administrative Agent and Banc of America Securities LLC.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” has the meaning specified in Section 7.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services other than ordinary course trade debt, and (d) the unpaid capitalized amount of Capitalized Lease Obligations.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate

Loan and ending on the date one, two, three, six, nine or, if available (as determined by all of the Lenders), twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” “ means the following: (a) Bank of America in its capacity as an issuer of Letters of Credit hereunder; (b) any other Lender who consents to become an additional L/C Issuer hereunder; and (c) any successor issuer of Letters of Credit hereunder, and shall mean any and all of the foregoing as may be appropriate in the context.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

 “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” has the meaning specified in Section 7.01.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note and the Fee Letter.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” means the later of (a) June 21, 2011 and (b) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a plan defined as such in Section 3(37) of ERISA and covered by Title IV of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has made or accrued an obligation to make contributions.

“Negotiation Period” has the meaning specified in Section 6.12.

“Net Income” means the consolidated net income of the Borrower and its Consolidated Subsidiaries.

“New Agreement” has the meaning specified in Section 6.12.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1 or Exhibit C-2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Income” means the consolidated operating profit of the Borrower and its Consolidated Subsidiaries computed in the same manner as employed in the Base Financials, subject, however, to Section 1.03.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Guaranties” means the obligations of the Borrower in connection with the 620 Eighth Avenue Project (a) to acquire the entire interest of FC Lion LLC (“FC Member”) in The New York Times Building LLC and (b) to reimburse FC Member for all costs of condemning the site of the 620 Eighth Avenue Project that had been funded by FC Member in excess of $21,000,000.

“Permitted Lien” means:

(a)           liens or deposits to secure payment of workmen’s compensation, unemployment insurance, old age pensions or other social security;

(b)           liens or deposits to secure performance of bids, tenders, contracts (other than contracts for the payment of money), or leases, public or statutory obligations, surety or appeal bonds, or other liens or deposits for purposes of like general nature in the ordinary course of business;

(c)           liens for property taxes not delinquent and liens for taxes which in good faith are being contested or litigated in proper proceedings;

(d)           statutory liens of landlords or mechanics’, carriers’, workmen’s or other like liens arising in the ordinary course of business which do not secure obligations for borrowed money or other extensions of credit;

(e)           liens on the property or assets of any Consolidated Subsidiary securing indebtedness of such Consolidated Subsidiary to the Borrower or to a Consolidated Subsidiary of the Borrower;

(f)            liens to which the Required Lenders have given their consent in writing;

(g)           liens arising from security interests granted in order to comply with the requirements for the issuance of bankers’ acceptances which are eligible for discount by the FRB;

(h)           purchase money security interests covering real or personal property hereafter acquired, provided that neither the Borrower nor any Consolidated Subsidiary has any liability to repay the Indebtedness secured by such purchase money security interests except to the extent of the respective real or personal property;

(i)            liens existing on the date a Person becomes a Subsidiary or a division of the Borrower, or is merged into the Borrower or any Subsidiary, provided such liens were not created in connection with or in contemplation of such transaction or merger and apply only to the assets of such subsidiary or division;

(j)            liens existing on any property or asset prior to the acquisition thereof by the Borrower or a Subsidiary, provided such liens were not created in connection with or in contemplation of such acquisition;

(k)           liens which are renewals, replacements or extensions of any of the Liens permitted by clauses (e), (f), (h), (i), (j) or (n) hereof upon the same property theretofore subject thereto and without increase in the principal amount of debt thereby secured;

(l)            liens encumbering property or assets constituting the College Point Project, as contemplated by the terms and conditions pursuant to which such project is to be operated;

(m)          zoning restrictions, easements, right-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(n)           non material liens on existing property or assets valued in the aggregate at under $10,000,000;

(o)           liens encumbering property or assets constituting the 620 Eighth Avenue Project, as contemplated by the terms and conditions pursuant to which such project is to be acquired, constructed and operated; and

(p)           any pledge of the Borrower’s interest in New England Sports Ventures LLC (“NESV”), to secure obligations of NESV or its subsidiaries, provided that neither the Borrower nor any Subsidiary has any obligation to repay the obligations secured by such pledge except to the extent of the pledged assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Plan Event” shall mean a “reportable event”, as defined in Section 4043(b) of ERISA and the regulations issued under such Section, other than any such event with respect to which the 30-day notice requirement has been waived by the PBGC, and any Termination Event.

“Platform” has the meaning specified in Section 6.01.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Register” has the meaning specified in Section 10.07(c).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, chairman, vice chairman, any senior or executive vice president, secretary, treasurer, assistant treasurer or corporate controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means, as of any date, any Consolidated Subsidiary that:

(a)           generated 7% or more of the consolidated revenues of the Borrower and its Consolidated Subsidiaries during the fiscal year next preceding such date, or

(b)           held 7% or more of the consolidated assets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, a list of such Subsidiaries as of the date of this Agreement being set forth in Schedule 5.10.

“620 Eighth Avenue Project” means the acquisition of the land located at 620 Eighth Avenue, New York, New York and the development and construction thereon of a new office building by the Borrower or any Subsidiaries thereof.

“SPC” has the meaning specified in Section 10.07(h).

“Stockholders’ Equity” means the sum for the Borrower and its Consolidated Subsidiaries on a consolidated basis, of capital stock plus additional capital plus earnings reinvested in the business less treasury stock plus any one time non-cash reductions in earnings reinvested in the business recorded in accordance with GAAP.

“Subsidiary” of a Person means any corporation or other entity (whether now existing or hereafter organized or acquired) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower or one or more Subsidiaries, or by the Borrower and one or more Subsidiaries, other than the inactive corporations listed in Schedule 5.10. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Corporation” means any corporation duly incorporated and existing under the laws of the United States of America or any state thereof or the District of Columbia and having substantially all of its assets, taken at their book value, located within the continental limits of the United States of America, that is formed by or results from a consolidation or merger with the Borrower, or is the transferee (by sale, lease or otherwise) of all or substantially all of the property and assets of the Borrower, and which immediately after and giving effect to such consolidation, merger, sale, lease or other transfer, would be lawfully engaged in any business; provided that the Successor Corporation shall continue to be engaged significantly in the communications business and businesses related thereto.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Termination Event” means the filing of a notice of intent to terminate any Plan under Section 4041(c) of ERISA, the termination of any Pension Plan or Multiemployer Plan, the complete or partial withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan pursuant to Subtitle E of Title IV of ERISA, or any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms. (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Consolidated Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) .

1.07        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $250,000 in excess thereof. Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the

Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and, second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03,  (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit

Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it; provided that, in such circumstances, the Borrower may take reasonable steps to obtain the agreement of other L/C Issuers to otherwise issue such Letter of Credit;

(B)           the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer; provided that, in such circumstances, the Borrower may take reasonable steps to obtain the agreement of other L/C Issuers to otherwise issue such Letter of Credit;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the

L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 1/8 of 1% per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (ii) for each standby Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee of 1/8 of 1% per annum on the aggregate maximum stated amount for each Letter of Credit issued by such L/C Issuer and outstanding, payable on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate

Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06        Termination or Reduction of Commitments.

(a)           The Borrower shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that (i) each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof; (ii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments; and (iii) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)           On or after the expiration of the Negotiation Period, if the parties hereto shall have failed to enter into a New Agreement before the end of the Negotiation Period, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Credit Extensions to be terminated, whereupon the same shall forthwith terminate (with the result that each Lender’s Commitment shall forthwith terminate), and upon such termination, all commitment fees accrued to the date of such termination shall automatically be due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

2.07        Repayment of Loans.

(a)           The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b)           (i)            If any amount of principal or any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at the Applicable Rate for the Facility Fee (as set forth in the definition of “Applicable Rate”) for each day as set forth in the definition of “Applicable Rate” which fee shall accrue (i) from the date hereof in the case of any Lender as of the date of this Agreement and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender to but excluding the Maturity Date (or earlier date of termination of the Commitments in their entirety), on the daily amount of such Lender’s Commitment (whether used or unused) and (ii) from and including the Maturity Date or such earlier date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of such Lender’s Loans. Accrued fees under this Section shall be payable on the last Business Day of each March, June, September and December during the term of such Lender’s Commitment, commencing June 30, 2006, and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

(b)           Utilization Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee on the outstanding principal amount of all Loans and L/C Obligations at the Applicable Rate for the Utilization Fee (as set forth in the definition of “Applicable Rate”), which fee shall be payable quarterly on the last Business Day of each

March, June, September and December, for any days during the quarter on which the outstanding principal amount of all Loans and L/C Obligations exceed 50% of the Aggregate Commitments.

(c)           Other Fees. (i)  The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14        Extension of Maturity Date.

(a)           The Borrower may, not later than 30 days prior to any anniversary of the date of this Agreement (such anniversary being a “Modification Date”) by written notice in the form of Exhibit G hereto (an “Extension Request”) (which shall be irrevocable; provided, however, that the Borrower may revoke such notice at any time that Lenders having more that 50% of the Aggregate Commitments have notified the Administrative Agent or the Borrower that such Lenders do not consent to such requested extension or are deemed to not have consented to such requested extension, as provided below) to the Administrative Agent (which shall promptly notify each of the Lenders), request the Lenders to extend the then applicable Maturity Date for one year to the next anniversary of the then applicable Maturity Date and may, in any such Extension Request, request the addition of one or more new Lenders, and/or the increase or decrease in, or termination of, the Commitment of any existing Lender under this Agreement, effective in each case as of the Modification Date. If the Borrower shall make such a request, each Lender shall, not later than ten Business Days prior to the Modification Date, notify the Borrower and the Administrative Agent by executing the Extension Request if it consents to such extension of the then applicable Maturity Date and to each other change requested in the Extension Request. Any Lender that shall not so notify the Borrower shall be deemed not to have consented. If all the Lenders shall so consent, the Maturity Date shall thereupon be extended, any new Lender shall be added, and any existing Lender’s Commitment shall be increased, decreased or terminated in each case as provided in the Extension Request. If any Lender shall not so consent, then, unless either

(i)            by the then applicable Modification Date all the Loans of all the nonconsenting Lenders shall have been paid in full, together with all interest accrued thereon through such Modification Date, or

(ii)           by the then applicable Modification Date all Loans, and all Commitments, of such nonconsenting Lenders shall have been assigned to one or more Eligible Assignees (who have consented to the extension of the then applicable Maturity Date by one year to the next anniversary of the then applicable Maturity Date and to each other change requested in the Extension Request) in accordance with the provisions of Section 10.07,

(and in case of any such payment or assignment of any Eurodollar Rate Loan, the Borrower shall have reimbursed the nonconsenting Lenders in respect thereof pursuant to Section 3.05(a)) the then applicable Maturity Date shall not be so extended, no new Lender shall be added, and no Lender’s Commitment shall be increased, decreased or terminated. Subject to the provisions of Section 8.01, if either of the conditions set forth in clauses (i) or (ii) above shall have been satisfied, then on the Modification Date, (A) such Maturity Date shall be extended by one year to the next anniversary of the then applicable Maturity Date, any new Lender shall be added, and any existing Lender’s Commitment shall be increased, decreased or terminated in each case as provided in the Extension Request and (B) all of the Commitments of all nonconsenting Lenders shall be automatically reduced to zero.

(b)           This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15        Increase in Commitments.

(a)           Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request from either existing Lenders or additional Eligible Assignees which might become Lenders (or a combination thereof) an increase or increases in the Aggregate Commitments by an amount (for all such requests) not exceeding $200,000,000 in the aggregate; provided that any such request for an increase shall be in a minimum amount of $25,000,000.

(b)           Existing Lenders. At the time of sending such notice for a requested increase in the Aggregate Commitments from the existing Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase after receipt of the Lenders’ responses, and subject to the approval of the Administrative Agent, L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           New Lenders. In the event the Borrower desires to achieve the full amount of a requested increase in the Aggregate Commitments from one or more financial institutions not then Lenders without first offering such increase to existing Lenders, the Borrower may, following such notice to the Administrative Agent as required in Section 2.15(a), invite additional Eligible Assignees to become Lenders, subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), and pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower authorizing such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01, and (B) no Default or Event of Default exists. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(f)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that, the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of a senior counsel of the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

(vi)          a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (B) that there has been no event or circumstance since the date of the Base Financials that has had, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(vii)         a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of the Borrower;

(viii)        evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all amounts outstanding or otherwise due and payable thereunder have been paid in full; and

(ix)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Swing Line Lender or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

4.02        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower contained in Article V (other than the second sentence of Section 5.05) shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 (except for the second sentence thereof) shall be deemed to include the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence; Qualification and Power. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the Borrower and each of its Significant Subsidiaries is duly qualified to transact business in all places where, in the opinion of counsel to the Borrower, such qualification is necessary except where failure to qualify would not have a Material Adverse Effect.

5.02        Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower’s charter or by-laws or (b) any law or any contractual restriction binding on or affecting the Borrower.

5.03        Governmental Authorization; Other Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, except for the possible filing of informational reports with the Securities and Exchange Commission and the New York Stock Exchange (or other exchanges on which the Borrower’s securities may be listed) which may have to be made as a result of performance but none of which would be required as a condition to performance.

5.04        Binding Effect. This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject (a) as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and other laws affecting creditors’ right generally and (b) to general equitable principles.

5.05        Financial Statements; No Material Adverse Effect. The Base Financials, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at the date of the Base Financials and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP. Since said date there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Base Financials, on said date the Borrower and its Consolidated Subsidiaries did not have any contingent liabilities or liabilities for taxes which are material to the Borrower and its Consolidated Subsidiaries taken as a whole.

5.06        Litigation. There is no pending or, to the knowledge of the Borrower, threatened, action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect (other than pending or threatened libel suits in which adverse determinations are unlikely), or which purports to affect the legality, validity or enforceability of this Agreement or any Note.

5.07        Use of Proceeds. The proceeds of the Credit Extensions made hereunder will be used for general corporate purposes, including, without limitation, any act by the Borrower permitted by its charter and applicable law and not otherwise prohibited by this Agreement. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Credit Extension will be used in a manner as would cause the transactions contemplated hereby to violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. Following application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (of the Borrower and its Consolidated Subsidiaries) subject to Sections 7.01 and 7.02 will be margin stock.

5.08        Ownership of Property; Liens. The Borrower and its Subsidiaries each has good title to all of its properties and assets reflected in the Base Financials (except such as have been disposed of in the ordinary course of business or leased property or leased assets), free and clear of all mortgages, liens and encumbrances, except Permitted Liens or other Liens which will not interfere with the occupation, use and enjoyment by the Borrower or its Subsidiaries of such properties and assets in the normal course of business of the Borrower and its Subsidiaries and non-material encumbrances valued in the aggregate under $10,000,000.

5.09        Taxes. The Borrower and each of its Subsidiaries have filed all material tax returns required to be filed (taking into account any and all extensions of filing due dates obtained by the Borrower or a Subsidiary) and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate accruals for payment thereof. Except as set forth in the Base Financials or in Schedule 5.09, neither the Borrower nor any of its Subsidiaries is a party to any action or to any proceeding by any governmental authority for the assessment or collection of taxes which are material, nor has any claim (which remains pending) for assessment or collection of taxes which are material been asserted against it.

5.10        Subsidiaries. Schedule 5.10 hereto is a complete and correct list of (a) each Subsidiary that, as of the date of this Agreement, constitutes a Consolidated Subsidiary and (b) each Subsidiary that, as of the date of this Agreement, constitutes a Significant Subsidiary. All shares of capital stock of all Subsidiaries owned by the Borrower on the date hereof are owned by the Borrower or a Subsidiary free and clear of all liens, charges, encumbrances and rights of others whatsoever, and all outstanding shares of capital stock of the Subsidiaries are validly issued and fully paid.

5.11        ERISA Compliance. The Borrower and each of its ERISA Affiliates (a) have met their minimum funding requirements under ERISA and the Code with respect to all of their Plans, (b) are in substantial compliance with respect to each of their Plans with the applicable provisions of ERISA and any other applicable federal or state law including, where applicable, the qualification requirements of Subchapters D and F of Chapter 1 of Subtitle A of the Code, except that certain Plan amendments required by the Code and Treasury regulations in order to so qualify (the remedial amendment period for which amendment has not expired) may not have yet been made, but will be made on a timely basis, provided that all of the Plans of the Borrower and each of its ERISA Affiliates have been administered in substantial compliance with such laws and regulations to the extent necessary to cause each Plan to satisfy applicable qualification requirements, (c) have not engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Plans or the trusts created thereunder which could subject any such Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (d) have not incurred any accumulated funding deficiency with respect to any Pension Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (e) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Pension Plan, and (f) have not incurred, and are not reasonably expected to incur, any material liability as a result of completely or partially withdrawing from any Multiemployer Plan, or as a result of the reorganization or termination of any such Multiemployer Plan.

5.12        Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01        Financial Statements. The Borrower shall furnish to the Administrative Agent with sufficient copies to distribute to each Lender:

(a)           within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and consolidated statements of income and stockholders’ equity, together with a Consolidated Statement of cash flows, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, such Consolidated Statements to be accompanied by the opinion (which opinion shall not contain any qualifications or exceptions not acceptable to the Required Lenders) thereon of Deloitte & Touche LLP, or other independent registered public accounting firm of recognized national standing selected by the Borrower; provided, however, that the requirements of this subparagraph may be satisfied by the delivery, within the period hereinabove provided, of a copy of the Borrower’s Annual Report on Form 10-K as filed with the SEC;

(b)           within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of Form 10-Q as filed by the Borrower with the Securities and Exchange Commission;

(c)           from time to time, with reasonable promptness, such further information regarding the business affairs and financial condition of the Borrower and its Consolidated Subsidiaries as any Lender through the Administrative Agent may reasonably require including, without limitation, a list of the Borrower’s Subsidiaries and Significant Subsidiaries;

(d)           promptly after filing, copies of all regular and periodic reports which the Borrower shall have filed with the SEC, or any governmental agency substituted therefor, or with any national securities exchange;

(e)           promptly after the same shall have been sent to its shareholders generally, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its shareholders generally;

(f)            promptly of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating; and

(g)           during any and all times that a Responsible Officer is not required by any Law or Governmental Authority to certify the statements to be submitted pursuant to each of clauses (a) and (b) above, on which certifications the Lenders may rely, a certificate signed by a Responsible Officer stating that the Consolidated Statements accompanying such certificate fairly present in all material respects the consolidated financial condition of the Borrower and its Consolidated Subsidiaries at the end of such year or quarter and results of operations of the Borrower and its Consolidated Subsidiaries for such year or quarter, as the case may be, all in conformity with GAAP (except that such certificate with respect to the financial statements required to be submitted under clause (b) above may refer to the absence of complete notes thereto required for such statements to present fairly the financial condition and results of the operations of the Borrower in accordance with generally accepted accounting principles). The Consolidated Statements to be furnished pursuant to each of clauses (a) and (b) above shall be accompanied by a Compliance Certificate of a Responsible Officer (i) certifying that to the best knowledge of such Responsible Officer after due inquiry in connection with such consolidated financial statements no Default or Event of Default was discovered to have occurred and be continuing, or, if such a Default or Event of Default was so discovered, stating the nature thereof and (ii) setting forth computations showing, in detail satisfactory to the Lenders, whether or not the Borrower was at the date of such Consolidated Statements in compliance with the provisions of Article VII hereof.

Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(g) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.02        Taxes and Claims. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon the property of the Borrower or such Subsidiary; provided that neither the Borrower nor any such Subsidiary shall be required by this subsection to pay any such tax, assessment, charge, levy or claim (a) the payment of which is being contested in good faith and by proper proceedings and, if required by generally accepted accounting principles, the Borrower shall have set aside adequate reserves therefor, or (b) if the non-payment of such tax, assessment, charge, levy or claim could reasonably be expected to have a Material Adverse Effect.

6.03        Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, insurance coverage by responsible companies in such amounts and against such risks as are customary and are judged by the Borrower to be necessary or desirable.

6.04        Maintenance of Existence; Conduct of Business. Subject to Sections 6.11 and 7.02, the Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary in the normal conduct of its business; provided that nothing in this subsection shall prevent the termination, abandonment or disposition of a line of business, right, privilege or franchise of the Borrower or a Subsidiary or the business or corporate existence of a Subsidiary that in the judgment of the Borrower or its Board of Directors is no longer necessary in the normal conduct of business of the Borrower.

6.05        Maintenance of Properties. The Borrower shall keep, and cause each of its Significant Subsidiaries to keep, in good working order and condition, ordinary wear and tear excepted, all of its material properties necessary in its business, except where the failure to so maintain such properties could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.05 shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any such property if such property is, in the judgment of the Borrower or its Board of Directors, no longer necessary for the normal conduct of the business of the Borrower.

6.06        Access to Books and Inspection. The Borrower shall, upon reasonable written notice from the Administrative Agent, give any representative of any of the Lenders access during normal business hours to, and permit such representatives to, examine any and all books, records, and documents, and to inspect any of the properties of the Borrower and its Subsidiaries; provided, that such inspection or examination relates to matters pertaining to this Agreement. Any non-public information received by a Lender under this Section 6.06 or otherwise in connection herewith shall be received in confidence and shall not be used (except to monitor this Agreement or to evaluate the extension of credit to the Borrower represented hereby) or disclosed to any Person (other than personnel within such Lender’s organization on a need to know basis, who shall be bound by the terms hereof) without consent, except

(i)            to another Lender for the purposes set forth in this Section 6.06;

(ii)           to a prospective assignee or a prospective participant of such Lender; provided, that such prospective assignee or participant shall have agreed with the Borrower in writing reasonably satisfactory to the Borrower to be bound by the provisions of this Section 6.06; and provided, further, that prior to the first disclosure of such information to any prospective assignee or participant, the Borrower shall have given its written consent to such disclosure;

(iii)          in a judicial or other legal action involving such Lender and arising out of or in connection with this Agreement; provided, that such Lender shall notify the Borrower prior to the disclosure and make a good faith effort to obtain a protective order limiting further disclosure of such information; or

(iv)          when such information is requested by any regulatory or governmental body to whose jurisdiction such Lender is subject, or where, in such Lender’s good faith opinion, such disclosure is otherwise required by law, regulation or order of governmental authority.

Any visitation or inspection shall be at the sole expense of the Lender, unless an Event of Default or a Default shall have occurred and be continuing, in which case any such visitation or inspection shall be at the sole expense of Borrower.

6.07        Compliance with Applicable Laws. The Borrower shall comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could reasonably be expected to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

6.08        Litigation. The Borrower shall promptly give to the Administrative Agent notice in writing of all litigation and of all proceedings before any governmental or regulatory agencies affecting the Borrower or any of its Subsidiaries, except litigation or proceedings which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect or are libel proceedings where adverse determinations are unlikely.

6.09        ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to, comply in all material respects with the applicable provisions of ERISA and any other federal or state law including the qualification requirements of Subchapters D and F of Chapter 1 of Subtitle A of the Code that are, in the judgment of the Borrower, applicable to each of its Plans; and as soon as practicable after the Borrower knows that any Plan Event with respect to any Plan or Multiemployer Plan of the Borrower or any such ERISA Affiliate has occurred, the Borrower shall furnish to the Agent and to each Lender a statement signed by a Responsible Officer setting forth details as to such Plan Event and the action, if any, that the Borrower or respective ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices or other documents filed with, or received from, any government agency with respect to such Plan Event; provided that such Plan Event could reasonably be expected to result in a Material Adverse Effect.

6.10        Notice. The Borrower shall promptly furnish to the Administrative Agent and each Lender:

(a)           notice of the occurrence of any Default, together with a statement by a Responsible Officer describing the action, if any, that the Borrower proposes to take with respect thereto; or

(b)           notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.10(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.11        Change in Business. The Borrower shall continue to be engaged significantly in the communications business and business related thereto.

6.12        Change of Control. If any Person (or two or more Persons acting in concert), other than a Family Member or a beneficiary or trustee (as the same may change from time to time) of a Family Trust, shall have acquired the power to elect a majority of the directors of the Borrower (a “Change of Control”), then within five Business Days after any Responsible Officer becomes aware of such Change of Control, the Borrower shall notify in writing each Lender and the Administrative Agent of such Change of Control (the “Change of Control Notice”), whereupon the request of the Required Lenders, which request shall be made within 15 days after the date of such Change of Control Notice, the parties hereto shall have 120 days after the date of such Change of Control Notice, which period may be extended if the Borrower and the Required Lenders so agree (such period, as it may be extended, being the “Negotiation Period”), to renegotiate the terms and conditions of this Agreement and enter into an amendment hereto or one or more other agreements, to reflect such renegotiated terms and conditions (such amendment or one or more other agreements being the “New Agreement”). For purposes hereof, the term “Family Member” means any descendant (or any spouse thereof) of Iphigene Ochs Sulzberger, and “Family Trust” means any trust over 50% of the individual beneficiaries of which are Family Members.

6.13        Dividends, Etc. The Borrower may (a) declare and make any dividend payment or other distribution payable in common stock of the Borrower, (b) purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its capital stock and (c) declare and pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, but only if, immediately after giving effect to such proposed action, no Default or Event of Default would exist.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Significant Subsidiary to, directly or indirectly:

7.01        Limitation on Liens and Guarantees. (a) Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Significant Subsidiaries to assign, any right to receive income (collectively, “Liens”) other than Permitted Liens, and (b) except for Indebtedness or other obligations of the Borrower or any of its Consolidated Subsidiaries or immaterial obligations of the inactive corporations listed on Schedule 5.10 incidental to their dissolution, (i) guarantee, directly or indirectly, any Indebtedness or other obligations, or (ii) contract to purchase of otherwise acquire, or otherwise assure a creditor against loss in respect of any Indebtedness or other obligations (the items in clauses (i) and (ii) being collectively referred to as “Guarantees”) other than Permitted Guaranties; provided that the Borrower or any of its Significant Subsidiaries may create or suffer to exist any Liens or Guarantees otherwise prohibited in clauses (i) and (ii) above so long as the aggregate principal amount of indebtedness and obligations secured thereby and guaranteed thereby by the Borrower and its Significant Subsidiaries shall not exceed 25% of Stockholders’ Equity.

7.02        Disposition of Assets, Consolidation or Merger. The Borrower will not, and will not permit any Significant Subsidiary or any Subsidiary that owns The New York Times to, sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets or The New York Times to any Person other than the Borrower or a Consolidated Subsidiary, or consolidate with or merge into any other corporation, or permit any other corporation except a Consolidated Subsidiary to merge into the Borrower or a Consolidated Subsidiary, unless (a) immediately prior to, as well as immediately after and giving effect to, the transaction, there shall exist no Default or Event of Default under this Agreement or under the Notes; and (b) in the case of a consolidation or merger or the disposition of all or substantially all of the property or assets of the Borrower or The New York Times, the corporation (if other than the Borrower) formed by or resulting from any such consolidation or merger or the Person which shall have received the transfer (by sale, lease or otherwise) of such property and assets or The New York Times shall be a Successor Corporation and such Successor Corporation shall have expressly assumed all of the liabilities and obligations of the Borrower under this Agreement and under the Notes by a legally effective instrument in writing reasonably satisfactory to the Lenders and delivered to each Lender.

7.03        Minimum Stockholders’ Equity. The Borrower shall not permit Stockholders’ Equity at the end of each fiscal quarter to be less than the sum of (a) $950,000,000 plus (b) an amount equal to 25% of Net Income for each fiscal year of the Borrower ending after December 28, 2003 but prior to the date of determination, in each case, for which Net Income is positive (but with no deduction on account of negative Net Income for any fiscal year of the Borrower).

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)           The Borrower shall default in the payment when due of any principal of any Borrowing or any L/C Obligation to any Lender hereunder (and, provided that the Borrower shall deliver to such Lender on such due date a copy of the written instructions given by the Borrower to any commercial bank in New York City irrevocably instructing such commercial bank to make payment on such date in immediately available funds of the full amount of principal owing to such Lender on such date, such default shall continue for a period exceeding two days) or shall default for a period exceeding five Business Days in the payment when due of any interest on any Borrowing or on any L/C Obligations or of any other amount payable to the Administrative Agent or any Lender hereunder; or

(b)           Any representation or warranty made by the Borrower herein or in any writing or certificate furnished by or on behalf of the Borrower under this Agreement (including, but not limited to, any Committed Loan Notice) shall prove to have been incorrect in any material respect when made; or

(c)           The Borrower shall default in the performance of any agreement in Sections 6.10(a), 6.11 or 6.13 or in Article VII; provided that, in the case of Section 7.01, an Event of Default shall exist only if (i) all indebtedness secured by Liens prohibited by Section 7.01(a) and (ii) all guaranteed obligations prohibited by Section 7.01(b) exceed $50,000,000 for a period of ten days; or

(d)           The Borrower shall default in the performance of any other agreement herein which shall remain unremedied for 30 days after written notice specifying such nonperformance and requesting that the same be remedied shall have been given to the Borrower by the Required Lenders; or

(e)           A final judgment for the payment of money in excess of $50,000,000 shall be rendered against any Corporation other than Northern SC Paper Corporation, and the same shall have remained unsatisfied and in effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)            (i)            The Borrower or any Significant Subsidiary other than Northern SC Paper Corporation shall fail to pay when due (A) after any applicable period of grace, any payments of principal or (B) within ten Business Days after any applicable period of grace, any payments of interest on any Debt the aggregate outstanding principal amount of which is equal to, or greater than $50,000,000; or

(ii)           Any Indebtedness of the Borrower or any Significant Subsidiary other than Northern SC Paper Corporation shall become due before stated maturity by the acceleration of the maturity thereof and the aggregate amount in respect of such Indebtedness so due from such Corporation other than Northern SC Paper Corporation exceeds at any one time $50,000,000; or

(g)           The Borrower or any Consolidated Subsidiary which, as of the date of any action referred to in any of clauses (i) through (viii) below with respect to such Consolidated Subsidiary, constitutes a Significant Subsidiary, excluding Northern SC Paper Corporation, shall

(i)            apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property,

(ii)           admit in writing its inability, or be generally unable, to pay its debts as they become due,

(iii)          make a general assignment for the benefit of creditors,

(iv)          commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect),

(v)           be adjudicated a bankrupt or insolvent,

(vi)          file a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts,

(vii)         acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against it in an involuntary case under the aforesaid federal bankruptcy laws, or

(viii)        take any corporate action for the purpose of effecting any of the foregoing; or

(h)           A case or other proceeding shall be commenced, without the application or consent of the Borrower or any Consolidated Subsidiary that, as of the date any such case or proceeding shall be commenced with respect to such Consolidated Subsidiary, constitutes a Significant Subsidiary, excluding Northern SC Paper Corporation, in any court of competent jurisdiction, seeking

(i)            the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of the Borrower or such Consolidated Subsidiary,

(ii)           the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Consolidated Subsidiary or of all or any substantial part of its assets, or

(iii)          any similar action with respect to the Borrower or such Consolidated Subsidiary under any laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and, in any of the foregoing instances, such case or proceeding shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days, or an order for relief in respect of the Borrower or such Consolidated Subsidiary shall be entered in an involuntary case under the federal bankruptcy laws (as now or hereafter in effect);

(i)            Any Termination Event shall have occurred, except a Termination Event that (i) does not involve any liability or liabilities of the Borrower and its ERISA Affiliates in excess of $50,000,000 in the aggregate, or (ii) in the reasonable opinion of the Required Lenders, will not have a Material Adverse Effect; or

(j)            The parties hereto shall have failed to enter into a New Agreement before the end of the Negotiation Period and 30 days shall have elapsed from the end of such Negotiation Period.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize all L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent that it has not already been Cash Collateralized pursuant to any of the other provisions of this Agreement; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authorization of Administrative Agent.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02        Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03        Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

9.04        Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06        Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its respective Affiliates that may come into the possession of any Agent-Related Person.

9.07        Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that (a) no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders if applicable) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section, and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section unless such Indemnified Liability was incurred by the Administrative Agent, Swing Line Lender or L/C Issuer in their respective capacity as such or by an Agent-Related Person acting for the Administrative Agent, Swing Line Lender or L/C Issuer in such capacity. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.

The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08        Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Borrower and its respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent”, “L/C Issuer” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11        Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, “lead manager”, “arranger”, “joint lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices and Other Communications; Facsimile Copies.

(a)           General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(c)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Parties have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Party; provided, however, that in no event shall any Agent-Related Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)            Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05      Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of

Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged release by the Borrower or any Subsidiary of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability caused by any act or omission of the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; (ii) in any case not described in clause (i) of this subsection, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not apply to rights in respect of Swing Line Loans; (iv) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.07; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; (v) the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; (vi) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and (vii) no such assignment shall be made to a natural person. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person), approved by (i) in the case of clause (d) only, the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) in the case of each of clauses (a) through (d), unless an Event of Default has occurred and is continuing, the Borrower (each such approval in (i) and (ii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           The words “execution”, “signed”, “signature”, and words like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may with the prior written consent of the Borrower grant to a special purpose funding vehicle (such consent not to be unreasonably withheld or delayed; provided, however, that the Borrower’s failure to consent to any grant to a special purpose funding vehicle that results in increased costs under Article III herein shall be deemed to be reasonable for purposes herein) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)            (i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

10.08      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority purporting to have jurisdiction over it, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09      Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      Tax Forms.

(a)           (i)            Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)          The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such

Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)          The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b)           Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)           If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16      Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY

EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17      Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification thereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor either Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or either Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor either Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.19      USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.20      Waiver of Notice of Termination Under Existing Credit Agreement. Each Lender that is a “Lender” under (and as defined in) the Existing Credit Agreement hereby waives any requirement under the Existing Credit Agreement that notice be given prior to the prepayment of loans or termination of commitments thereunder; provided that such commitments are terminated by notice to the lenders under the Existing Credit Agreement on the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE NEW YORK TIMES COMPANY

By:	/s/ R. Anthony Benten
Name:	R. Anthony Benten
Title:	Vice President & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Thomas J. Kane
Name:	Thomas J. Kane
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

By:	/s/ Thomas J. Kane
Name:	Thomas J. Kane
Title:	Senior Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Susan H. Atha
Name:	Susan H. Atha
Title:	Vice President

THE BANK OF NEW YORK

By:	/s/ Edward M. Vietor
Name:	Edward M. Vietor
Title:	Vice President

SUNTRUST BANK

By:	/s/ Thomas C. Palmer
Name:	Thomas C. Palmer
Title:	Managing Director

BARCLAYS BANK PLC

By:	/s/ Nicholas Bell
Name:	Nicholas Bell
Title:	Director

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Michael Elwell
Name:	Michael Elwell
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Bruce Wicks
Name:	Bruce Wicks
Title:	First Vice President

MELLON BANK, NA

By:	/s/ Paul F. Noel
Name:	Paul F. Noel
Title:	First Vice President

SOCIETE GENERALE

By:	/s/ Mark Vigil
Name:	Mark Vigil
Title:	Managing Director

THE NORTHERN TRUST COMPANY

By:	/s/ Peter Hallan
Name:	Peter Hallan
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Lori Avedikian
Name:	Lori Avedikian
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$54,500,000	13.625000000%
JPMorgan Chase Bank, N.A.	$54,500,000	13.625000000%
The Bank of New York	$54,500,000	13.625000000%
SunTrust Bank	$54,500,000	13.625000000%
Barclays Bank Plc	$26,000,000	6.500000000%
Citizens Bank of Massachusetts	$26,000,000	6.500000000%
HSBC Bank USA, National Association	$26,000,000	6.500000000%
Mellon Bank, N.A.	$26,000,000	6.500000000%
Societe Generale	$26,000,000	6.500000000%
The Northern Trust Company	$26,000,000	6.500000000%
Wells Fargo Bank, National Association	$26,000,000	6.500000000%
Total	$400,000,000	100.000000000%

SCHEDULE 5.09

TAXES

Federal income tax returns for all years through 2003 have been examined by the Internal Revenue Service. Amended state returns due to federal audits have been filed for all years through 2000.

State audits are ongoing and have been closed in most jurisdictions through the year 2000. Assessments are expected on certain of the ongoing audits, but any such assessments are not expected to have a material effect on the Borrower’s consolidated financial statements.

SCHEDULE 5.10

SUBSIDIARIES

(a) Consolidated Subsidiaries of The New York Times Company (the “Company”)(1)

Jurisdiction of
Incorporation or
Name of Subsidiary	Organization
The New York Times Company	New York
About, Inc.	Delaware
IHT Corp.	Delaware
International Herald Tribune S.A.S.	France
International Business Development (IBD)	France
International Herald Tribune (Hong Kong) LTD.	Hong Kong
International Herald Tribune (Malaysia)	Malaysia
International Herald Tribune (Singapore) LTD.	Singapore
International Herald Tribune (Thailand) LTD.	Thailand
International Herald Tribune A.G.	Switzerland
International Herald Tribune B.V.	Amsterdam
International Herald Tribune Ltd. (U.K.)	United Kingdom
IHT (Distributors) LTD.	United Kingdom
International Herald Tribune U.S. Inc.	New York
London Bureau Limited	United Kingdom
New York Times Digital, LLC	Delaware
Northern SC Paper Corporation (80%)	Delaware
NYT Group Services, LLC	Delaware
NYT Press Services, LLC	Delaware
NYT Real Estate Company LLC	New York
The New York Times Building LLC (58%)	New York
Rome Bureau S.R.L.	Italy
NYT Capital, Inc.	Delaware
City & Suburban Delivery Systems, Inc	Delaware
Comet-Press Newspapers, Inc.	Delaware
Comet-Press Newspapers Holdings, Inc.	Delaware
Globe Newspaper Company, Inc.	Massachusetts
Boston Globe Electronic Publishing, LLC	Delaware
Boston Globe Marketing, LLC	Delaware
GlobeDirect, LLC	Delaware
Retail Sales, LLC	Delaware
Hendersonville Newspaper Corporation	North Carolina
Hendersonville Newspaper Holdings, Inc.	Delaware
Lakeland Ledger Publishing Corporation	Florida
Lakeland Ledger Holdings, Inc.	Delaware
Midtown Insurance Company	New York
NYT Holdings, Inc.	Alabama
NYT Broadcast Holdings, LLC	Delaware
KAUT-TV, LLC	Delaware
New York Times Management Services	Massachusetts
NYT Management Services, Inc.	Delaware
NYT Shared Service Center, Inc.	Delaware
International Media Concepts, Inc.	Delaware
The Dispatch Publishing Company, Inc.	North Carolina
The Dispatch Publishing Holdings, Inc.	Delaware
The Houma Courier Newspaper Corporation	Delaware
The Houma Courier Newspaper Holdings, Inc	Delaware
The New York Times Distribution Corporation	Delaware
NYT Canada ULC	Canada
The New York Times Radio Company	Delaware
The New York Times Sales Company	Massachusetts
The New York Times Syndication Sales Corporation	Delaware
The Spartanburg Herald-Journal, Inc.	Delaware
Times Leasing, Inc.	Delaware
Times On-Line Services, Inc.	New Jersey
Worcester Telegram & Gazette Corporation	Massachusetts
Worcester Telegram & Gazette Holdings, Inc.	Delaware

(1)                                  100% owned unless otherwise indicated.

(b) Significant Subsidiaries

Below is a list of the Company’s Significant Subsidiaries as of December 25, 2005. This list was derived using the test of greater than 7% of revenues or assets.

1.               About, Inc.

2.               NYT Capital, Inc.

3.               The New York Times Sales Company

4.               Globe Newspaper Company, Inc.

5.               NYT Holdings, Inc.

6.               NYT Broadcast Holdings, LLC

7.               Worcester Telegram & Gazette Corporation

8.               NYT Management Services, Inc.

9.               The New York Times Building, LLC

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

THE NEW YORK TIMES COMPANY:

229 West 43rd Street

New York, New York 10036

Attention: Treasurer

Telephone: (212) 556-1713

Facsimile: (212) 556-1646

Electronic Mail: bentent@nytimes.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA-4-702-02-25
Concord, CA 94520-2405
Attention:	G.K. Lapitan
Telephone:	925.675.8205
Facsimile:	888.969.9170
Electronic Mail: g.k.lapitan@bankofamerica.com
Account #3750836479
Ref: The New York Times Company
ABA #026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
335 Madison Avenue, 4th Floor
Mail Code: NY1-503-04-03
New York, New York 10017
Attention:	Steven Gazzillo
Telephone:	(212) 503-8328
Facsimile:	(212) 901-7842
Electronic Mail: steven.gazzillo@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations Los Angeles
1000 W. Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention:	Hermann Schutterle
Vice President
Telephone:	213.481.7826
Facsimile:	213.580.8441
Electronic Mail: hermann.schutterle@bankofamerica.com

SWING LINE LENDER:

Bank of America, N.A.
2001 Clayton Road
Mail Code: CA-4-702-02-25
Concord, CA 94520-2405
Attention:	G.K. Lapitan
Telephone:	925.675.8205
Facsimile:	888.969.9170
Electronic Mail: g.k.lapitan@bankofamerica.com
Account #3750836479
Ref: The New York Times Company
ABA #026009593

JPMORGAN CHASE BANK, N.A.

Administrative Contact:
JPMorgan Chase Bank, N.A.
10 S. Dearborn, Floor 19
Chicago, Illinois 60603
Attention:	Deborah Turner
Associate
Telephone:	312.385.7081
Facsimile:	312.385.7097
Electronic Mail: Deborah.a.turner@jpmchase.com

Wire Instructions:
JPMorgan Chase Bank, N.A.
ABA #021000021
Account #323522211
Account Name: Commercial Loan Department
Reference: The New York Times Company

Other Notices as a Lender:
JPMorgan Chase Bank, N.A.
277 Park Avenue, 14th Floor
New York, New York 10172
Attention:	Susan Athea/Tim Sliwa
Vice President/Analyst
Telephone:	212.622.3419/3596
Facsimile:	646.534.3078
Electronic Mail: susan.h.atha@chase.com / timothy.e.sliwa@chase.com

THE BANK OF NEW YORK

Administrative Contact:
The Bank of New York
One Wall Street, 15th Floor
New York, New York 10286
Attention:	Diana Johnson
Administrator
Telephone:	212.636.6780
Facsimile:	212.635.8634
Electronic Mail: dgjohnson@bankofny.com

Wire Instructions:
The Bank of New York
New York, New York
ABA #021000018
Account #GLA111556
Reference: The New York Times Company
Attention: Robert Heeger

Other Notices as a Lender:
The Bank of New York
One Wall Street, 16th Floor
New York, New York 10286
Attention:	Edward M. Vietor
Vice President
Telephone:	212.635.7867
Facsimile:	212.635.8593
Electronic Mail: bruce.wicks@us.hsbc.com

SUNTRUST BANK

Administrative Contact:
SunTrust Bank
200 S. Orange Avenue
Orlando, Florida 32801
Attention:	Michelle Tyus
Corporate Loan Specialist
Telephone:	407.237.6070
Facsimile:	404.588.4454
Electronic Mail: michelle.tyus@suntrust.com

Wire Instructions:
SunTrust Bank
Atlanta, Georgia
ABA #061000104
Account #9088 000 112
Account Name: Corporate Banking Services
Reference: The New York Times Company

Other Notices as a Lender:
SunTrust Bank
919 E. Main Street, 22nd Floor
Richmond, Virginia 23219
Attention:	Brian Combs
Director
Telephone:	804.782.5119
Facsimile:	804.782.7548
Electronic Mail: brian.combs@suntrust.com

BARCLAYS BANK PLC

Administrative Contact:
Barclays Capital Services LLC
200 Cedar Knolls Road
Whippany, New Jersey 07981
Attention:	Sandra Friedman
Telephone:	973.576.3198
Facsimile:	973.576.3014
Electronic Mail: sandra.friedman@barcap.com

Wire Instructions:
Barclays Bank Plc
Whippany, New Jersey
ABA #026002574
Account #050-019104
Account Name: Clad Control Account
Reference: The New York Times Company

Other Notices as a Lender:
Barclays Capital Services LLC
200 Park Avenue, 4th Floor
New York, New York 10066
Attention:	Nicholas Bell
Telephone:	212.412.4029
Facsimile:	212.412.7600
Electronic Mail: nicholas.bell@barcap.com

CITIZENS BANK OF MASSACHUSETTS

Administrative Contact:
Citizens Bank of Massachusetts
20 Cabot Road
Medford, Massachusetts
Attention:	Maria Chaplain
Telephone:	781.655.4391
Facsimile:	781.655.4050

Wire Instructions:
Citizens Bank
ABA #011500120
Account #1101011901
Account Name: Operations
Attention: Maria Chaplain
Reference: The New York Times Company

Other Notices as a Lender:
Citizens Bank of Massachusetts
28 State Street
Boston, Massachusetts 01944
Attention:	Michael Elwell
Vice President
Telephone:	617.994.7053
Facsimile:	617.227.2035
Electronic Mail: michael.elwell@citizensbank.com

HSBC BANK USA, NATIONAL ASSOCIATION

Administrative Contact:
HSBC Bank USA, National Association
Attention:	Donna Riley
Telephone:	716.841.4178
Facsimile:	716.841.0269
Electronic Mail: donna.l.riley@us.hsbc.com

Wire Instructions:
HSBC Bank USA, N.A.
New York, New York
ABA #021001088
Account #001940503
Account Name: Syndication and Asset Group
Reference: The New York Times Company

Other Notices as a Lender:
HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention:	Bruce Wicks
First Vice President
Telephone:	212.525.2534
Facsimile:	212.525.2555
Electronic Mail: bruce.wicks@us.hsbc.com

MELLON BANK, N.A.

Administrative Contact:
Mellon Bank, N.A.
Rm. 0865, MCSC
Mellon Client Service
Pittsburgh, Pennsylvania 15262-0001
Attention:	Paul E. Zawicki
Loan Service Specialist
Telephone:	412.234.3932
Facsimile:	412.209.6141
Electronic Mail: zawicki.pe@mellon.com

Wire Instructions:
Mellon Bank, N.A.
Pittsburgh, Pennsylvania
ABA #043000261
Account #990873800
Attention: Paul E. Zawicki
Reference: The New York Times Company

Other Notices as a Lender:
Mellon Bank, N.A.
Rm. 4535, 1MBC
500 Grant Street
Pittsburgh, Pennsylvania 15258-0001
Attention:	Paul F. Noel
First Vice President
Telephone:	412.234.3753
Facsimile:	412.236.6112
Electronic Mail: noel.pf@mellon.com

SOCIETE GENERALE

Administrative Contact:
Societe Generale
1221 Avenue of the Americas
New York, New York 10020
Attention:	Colleen Campbell
Portfolio Admin.
Telephone:	212.278.7248
Facsimile:	212.278.6240
Electronic Mail: colleen.campbell@sgcib.com

Wire Instructions:
Societe Generale
New York, New York
ABA #026004226
Account #9051422
Account Name: LSG-NY
Attention: Colleen Campbell
Reference: The New York Times Company

Other Notices as a Lender:
Societe Generale
1221 Avenue of the Americas
New York, New York 10020
Attention:	Mark Vigil
Managing Director
Telephone:	212.278.7350
Facsimile:	212.278.6146
Electronic Mail: mark.vigil@sgcib.com

THE NORTHERN TRUST COMPANY

Administrative Contact:
The Northern Trust Company
Attention:	Sharon Jackson
Telephone:	312.630.1609
Facsimile:	312.630.1566

Wire Instructions:
The Northern Trust Bank
ABA #071000152
Account #5186401000
Credit to: Commercial Loan Dept.
Reference: The New York Times Company $400MM Senior Credit Facility

Other Notices as a Lender:
The Northern Trust Company
50 S. LaSalle Street
Chicago, Illinois 60675
Attention:	Cliff Hoppe
Telephone:	312.444.2396
Facsimile:	312.444.4906
Electronic Mail: CH86@ntrs.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

Administrative Contact:
Wells Fargo Bank, National Association
201 Third Street
MAC 0187-081
San Francisco, California 94103
Attention:	Neva Moritani
Vice President/Manager
Telephone:	415.477.5456
Facsimile:	415.979.0675
Electronic Mail: moritani@wellsfargo.com

Wire Instructions:
Wells Fargo Bank
San Francisco, California
ABA #121000248
Account #0271-250720
Account Name: Memsyn/Commercial Banking Service Center
Reference: The New York Times Company

Other Notices as a Lender:
Wells Fargo Bank, National Association
70 East 55th Street, 11th Floor
New York, New York 10022
Attention:	Lori Ross Avedikian
Vice President
Telephone:	212.836.4022
Facsimile:	212.593.5241
Electronic Mail: rosslori@wellsfargo.com

SCHEDULE 10.07

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans                                              ☐ A conversion or continuation of Loans

1.                                       On                                                (a Business Day).

2.                                       In the amount of $                             .

3.                                       Comprised of                                                                     .

[Type of Committed Loan requested]

4.                                       For Eurodollar Rate Loans:  with an Interest Period of                        months.

The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

THE NEW YORK TIMES COMPANY

By:

Name:

Title:

A-1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                          ,

To:                              Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.                                       On                                          (a Business Day).

2.                                       In the amount of $                            .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

THE NEW YORK TIMES COMPANY

By:

Name:

Title:

B-1

EXHIBIT C-1

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                                 or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE NEW YORK TIMES COMPANY

By:

Name:

Title:

C-1-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-2

EXHIBIT C-2

FORM OF SWING LINE NOTE

$[ ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

C-2-1

THE NEW YORK TIMES COMPANY

By:

Name:

Title:

C-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                       Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                       Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.                                       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                       The representations and warranties of the Borrower contained in Article V of the Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.                                       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                     ,            .

THE NEW YORK TIMES COMPANY

By:

Name:

Title:

For the Quarter/Year ended                                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate
($ in 000’s)

Section 7.03 — Minimum Stockholders’ Equity.

A.	25% of Net Income of the Borrower and its Consolidated Subsidiaries for each fiscal year ending after December 28, 2003:	$

B.	Line A plus $950,000,000:	$

C.	Stockholders’ Equity for the fiscal quarter ending on the above date:	$

D.	Excess (deficient for covenant compliance) (Line C minus Line B):	$

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender](2)]

3.	Borrower(s):	The New York Times Company

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

(2) Select as applicable.

5.	Credit Agreement:

Credit Agreement, dated as of June 21, 2006, among The New York Times Company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment(3)		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

*         Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7.            Trade Date:                                      ](4)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(3)   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and](5) Accepted:

[NAME OF ADMINISTRATIVE AGENT],

as Administrative Agent

By:
Title:

[Consented to:]

THE NEW YORK TIMES COMPANY (6)

By:
Title:

(5)   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(6)   To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement dated as of June 21, 2006

by and among

The New York Times Company, Bank of America, N.A., as Administrative Agent,

and the Lenders Party Thereto

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

OPINION MATTERS

Form of Opinion

[Date]

Kenneth A. Richieri
Vice President and General Counsel

229 West 43rd Street
New York, NY  10036

tel 212.556-1995
fax 212.556-4634
richierk@nytimes.com

Bank of America, N.A. 335 Madison Avenue, 5th Floor New York, New York 10017 Attention: Thomas J. Kane	Barclays Bank PLC 200 Park Avenue, 4th Floor New York, New York 10166 Attention: Jennifer Harris

The Bank of New York One Wall Street, 16th Floor New York, New York 10286 Attention: Steve J. Correll	Wells Fargo Bank, N.A. 70 East 55th Street, 11th Floor New York, NY 10022 Attention: Lori Ross

JPMorgan Chase Bank, N.A. 277 Park Avenue, 22nd Floor New York, New York 10172 Attention: Wendy Weinster-Segal	Citizens Bank of Massachusetts 28 State Street, MS1510 Boston, Massachusetts 02109 Attention: Michael Elwell

Mellon Bank, N.A. One Mellon Center, Room 4535 Pittsburgh, Pennsylvania 15258 Attention: Paul Noel	HSBC Bank USA 452 Fifth Avenue New York, New York 10018 Attention: Bruce Wicks

The Northern Trust Company ST B-11 50 S. LaSalle Chicago, Illinois 60030 Attention: Christopher McKean	SG Americas Securities, LLC 1221 Avenue of the Americas New York, New York 10020 Attention: Richard O. Knowlton MD

SunTrust Bank, N.A. MC HDQ-1022 919 East Main Street, 22nd Floor Richmond, Virginia 23219 Attention: Brian Combs

Re:  The New York Times Company

Ladies and Gentlemen:

I am Vice President and General Counsel of The New York Times Company, a New York corporation (the “Borrower”) and, in that capacity, am familiar with the Credit Agreement dated as of June 21, 2006 among the Borrower, each lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, Banc of America Securities LLC as Joint Lead Arranger and Joint Book Manager, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Book Manager, JPMorgan Chase Bank, N.A., as

Documentation Agent, and The Bank of New York and SunTrust Bank, as Co-Syndication Agents (the “Credit Agreement”).

This opinion is being furnished to you pursuant to Section 4.01(a)(v) of the Credit Agreement.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

For purposes of the opinions expressed herein, I have assumed the genuineness of all signatures, the completeness and authenticity of all records and documents submitted to me as originals and the conformity with the originals of all records and documents submitted to me as copies.  I have relied, where I have deemed appropriate, upon such certificates of public officials and of officers of the Borrower or its Subsidiaries with respect to factual matters which were not independently established by me.

I am admitted to practice in the State of New York and the opinions set forth below are limited to the laws of the State of New York and the federal laws of the United States, and with respect to the opinion in paragraph 1 below and subject to the qualifications set forth in the following sentence, the general corporate law of the States of Delaware and Alabama and the Commonwealth of Massachusetts, and I express no opinion as to the laws of any other State or jurisdiction.  To the extent that matters of Delaware, Alabama and Massachusetts corporate law are involved in the opinions set forth in paragraph 1 below, I am not an expert in the laws of such jurisdictions, and such opinions concerning Delaware, Alabama and Massachusetts corporate law are based upon my reasonable (although not necessarily complete) familiarity with Delaware, Alabama and Massachusetts general corporate law as a result of prior involvement in transactions involving such law.  I also express no opinion as to the securities or “Blue Sky” laws of any jurisdiction other than the securities laws of the United States.

For the purposes of this opinion, I have assumed the due authorization, execution and delivery of the Credit Agreement by each of the parties thereto (other than the Borrower) as well as the legal right and power under all applicable laws and regulations of such parties to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against such parties in accordance with the terms of, the Credit Agreement.

Based upon and subject to the foregoing, I am of the opinion that as of the date hereof:

1.                 The Borrower and each of its Significant Subsidiaries has been duly incorporated or formed and is an existing corporation or other legal entity, and to the extent applicable, in good standing under the laws of the state of its incorporation or formation, with corporate power or other applicable power and authority to own its properties and conduct its business as presently conducted in all material respects.

2.                 The Credit Agreement has been duly authorized, executed and delivered by the Borrower; the Notes have been duly authorized by all necessary corporate action; and the Credit Agreement constitutes, and when executed and delivered in the manner provided in the Credit Agreement, the Notes will constitute, valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or law).

3.                 The execution and delivery by the Borrower to the Administrative Agent and the Lenders of the Credit Agreement do not, and the execution and delivery of the Notes and performance by the Borrower of its obligations under the Credit Agreement and the Notes will not, require (i) any approval from or filing with any Governmental Authority or (ii) any approval from or filing with any third party except where failure to obtain such approval or to make such filing would not have a Material Adverse Effect, and in the case of each of (i) and (ii) except for the possible filing of informational reports with the Securities and Exchange Commission and the New York Stock Exchange, none of which would be required as a condition to performance by the Company of any of its obligations under the Credit Agreement or the Notes.

4.                 The execution, delivery and performance of the Credit Agreement and the Notes and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any applicable statute, or any rule or regulation of any governmental agency or body (except that any rights to indemnity and contribution under the Credit Agreement may be limited by federal and state securities laws and public policy concerns), (ii) any agreement or instrument to which the Borrower is a party or by which the Borrower is bound or to which any material portion of the Borrower’s properties is subject, or (iii) the Borrower’s charter or by-laws except, in the cases of clauses (i) and (ii), for such breaches, violations and defaults as would not have a Material Adverse Effect.

5.                 After due inquiry, I do not know of any legal or governmental proceedings pending or threatened to which the Borrower or any of its Subsidiaries is a party or to which any of the properties of the Borrower or any of its Subsidiaries is subject which, if adversely determined, could reasonably be expected to have a Material Adverse Effect (other than pending or threatened libel suits in which adverse determinations are unlikely), or which purports to affect the legality, validity or enforceability of the Credit Agreement or any Note.

6.                 The Borrower is not an “investment company” within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended.

This opinion is given as of the date hereof and I assume no obligation to update or supplement it to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

This letter is solely for your benefit and may not be used, circulated, quoted or otherwise referred to for any purpose without my prior written consent.

Sincerely,

Kenneth A. Richieri

EXHIBIT G

FORM OF EXTENSION REQUEST

[Date]

Bank of America, N.A.

 as Administrative Agent

[ADDRESS]

Attention:

Dear Sirs:

We refer to the Credit Agreement (the “Credit Agreement”) dated as of June 21, 2006, among The New York Times Company, a New York corporation (the “Borrower”), the Lenders named therein (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein without definition are used with the meanings given in the Credit Agreement.

Pursuant to Section 2.14 of the Credit Agreement, the Borrower, not later than thirty (30) days prior to the Maturity Date, hereby irrevocably requests the Lenders to extend the currently applicable Maturity Date for one year from                    (the currently applicable Maturity Date) to                    (one year after the currently applicable Maturity Date).

If the Lenders consent to this request, in addition to the extension of the Maturity Date, the Credit Agreement shall be deemed amended from and after the currently applicable Maturity Date as follows (and without further action):

1.             The representations and warranties contained in Article V of the Credit Agreement are correct in all material respects on and as of the date hereof, as though made on and as of the date hereof (except to the extent any representation or warranty is made specifically with respect to a prior date), except that for purposes of this paragraph 1, Section 5.05 shall be deemed to refer to the most recent audited year-end consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related statements of income and stockholders’ equity delivered in accordance with Section 6.01 of the Credit Agreement.

2.             The Lenders and each such Lender’s Commitment shall be as set forth on the annexed “Revised Schedule of Lenders and Commitments”. In the event such schedule indicates the addition of one or more new Lenders or the increase in the Commitment of any existing Lender and provided that the Borrower has already issued Notes to the existing Lenders, the Borrower shall on or before the currently applicable Maturity Date execute and deliver, to each such new Lender and Note in the amount of

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such new Lender’s Commitment, and to each such existing Lender, a Note in the amount of such existing Lender’s increased Commitment (which Note shall be delivered to such existing Lender in exchange for the Note currently held by such Lender). In the event such schedule indicates that any existing Lender shall no longer be a Lender after the currently applicable Maturity Date, or that any existing Lender’s Commitment shall be reduced on such date, then on such date, all outstanding Loans of any such Lenders who shall no longer be Lenders, and the amount of any outstanding Loans of any Lender whose Commitment is reduced in excess of such reduced Commitment, shall have been either (i) paid in full, together with all interest accrued on the amount so paid through such date, or (ii) assigned to one or more Eligible Assignees (who have consented to this Extension Request) in accordance with the provisions of Section 10.07. If either of the conditions set forth in clauses (i) and (ii) above shall have been satisfied with respect to a Lender who shall no longer be a Lender, such Lender shall cease to be a Lender hereunder effective on the currently applicable Maturity Date.

By signing below in the space provided, each Lender indicates its consent to this extension request and the above-referenced amendments to the Credit Agreement. In the event that any new Lenders are listed on the annexed schedule, such Lenders by their signatures below in the space provided agree to be bound by all terms and provisions of the Credit Agreement as a “Lender”.

Very truly yours,

THE NEW YORK TIMES COMPANY

By:

Agreed and Accepted:

[Lenders]

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